Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the "Agreement") dated as of January 1, 1997, between CNS STEM CELL TECHNOLOGY, INC. (the "Company"), a Maryland corporation with offices at 6701 Democracy Blvd., Suite 300, Bethesda, Maryland 20817 and I RICHARD GARR (the "Employee"), an individual, with an address at 8803 Maxwell Drive, Potomac, Maryland 20854.

WITNESSETH

WHEREAS, the Company desires to retain the services of the Employee and the Employee desires to work with and for the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.     Employment and Duties. (a) The Company hereby agrees to employ the Employee and the Employee hereby agrees to accept such employment as an employee of the Company. In that capacity, the Employee shall perform such duties as shall be normally incident to the office of President and as shall, from time to time, be assigned to him by the Board of Directors of the Company.

        (b) The Employee shall devote his best efforts and substantially all of his time, energies, attention, experience and ability to the business of the Company and shall faithfully and diligently perform the duties of his employment with the Company and of any office held by him on behalf of the Company to the reasonable satisfaction of the Company. The Employee shall perform such duties for the Company which is consistent with the position assigned to him, subject to the general supervision, advice and direction of the Board of Directors.

2.    Term. The term of this Agreement shall be for a period of three (3) years commencing on February 1, 1997 and ending on January 31, 2000 unless sooner terminated by the Company as provided in this Agreement. Thereafter, this Agreement shall be automatically renewed for one (1) year periods upon the same terms and conditions as herein contained, unless either the Company or the Employee gives written notice to the other at least thirty (30) days prior to the expiration of the then current term that this Agreement shall not be so renewed.

3.    Compensation.  (a) So long as he is employed hereunder, the Company shall pay to the Employee as compensation for his services, and the Employee agrees to accept therefore a salary of $115,000 per annum, or such higher sum as the Company may award to the Employee, payable in arrears in equal monthly installments on the first day of each month.

(b) All payments to the Employee hereunder shall be subject to all required Federal, State and local tax withholdings.

4.     Expenses and Employee Benefits. (a) The Employee shall be reimbursed for all of his reasonable travel, telephone, entertainment and other verifiable business expenses incurred in the course of performing his duties hereunder on behalf of the Company. These business expenses shall be paid in full on a monthly basis provided the Employee submits to the Company documentation of such expenses in such manner as requested by the Company from time to time in order to substantiate the deductions as business expenses under the Internal Revenue Code. Notwithstanding the foregoing, reimbursable expenses of greater than an amount to be determined from time to time by the Company shall require the prior written approval of the Executive Committee of the Board of Directors of the Company.

(b) The Employee shall be entitled to vacation time, sick leave and personal days each year and to such other benefits, if any, on the same basis as provided to the Company's executive salaried employees, including medical insurance coverage under the then current standard policy of the Company.

                (c) The Company shall make available to the Employee for the Employee's use in the performance of his duties hereunder an automobile equivalent to a Chevrolet suburban, which automobile shall be less than two (2) years old at the time it is first made available to the Employee and shall be replaced in accordance with the Company's policies respecting executive salaried employees. The Company shall be responsible for paying or reimbursing the Employee for all costs of operating and maintaining such automobile, including insurance, gasoline, oil, repairs and maintenance.

5.     Termination. (a) The Company may terminate the Employee's employment hereunder for cause at any time and without notice. Termination for cause shall include termination due to the Employee's neglect, refusal or failure in a material manner to faithfully and diligently perform any of the Employee's services to the extent and in the manner herein provided, the Employee's dishonesty or fraud with respect to the Company, commission of a crime constituting a felony in the State of Maryland, gross insubordination or breach of a material term of this Agreement.

(b) Termination of the Employee's employment pursuant to Paragraph 5(a) shall relieve the Company of any obligation to make any further payments to the Employee due and owing for the period after the effective date of such termination.

                (c) If the Company terminates the Employee's employment without cause prior to the end of the term of this Agreement, the Company shall pay the Employee compensation equal to three (3) years of salary at the annual rate that the Employee earned during the twelve (12) month period ending on the last day of the month immediately preceding the Employee's termination of employment, the same to be payable in equal quarterly installments, in advance, beginning on the date of termination. In addition, the Employee shall be entitled to continue his medical insurance coverage, for the remainder of the term, and the Company shall continue to pay the same percentage or the premium for such medical insurance as it had been paying prior to such termination.

6.     Covenant not to Compete; Trade Secrets. (a) As partial consideration for his employment hereunder, the Employee acknowledges that his employment by the Company may bring him into contact with confidential affairs, including inventions, processes, business plans, and business affairs, of the Company with which he would otherwise have no contact. The Employee therefore covenants and agrees with the Company that, during the term of his employment by the company and for period of one (1) year following the termination of this Agreement, he shall not, directly or indirectly, by himself, as an owner, agent, employee, consultant, or otherwise, engage in a business competitive with that of the

Company. The Employee further covenants and agrees with the Company that for a period of one (1) year following termination of the Employees employment hereunder, he shall not, directly or indirectly, solicit persons, firms or other entities who are or have been customers of the Company within the one (1) year period immediately preceding termination of the Employee's employment hereunder, associate directly or indirectly, in a business relationship with any person who is or was an employee of the Company at any time during the term of this Agreement, or, send announcements or advertisements to persons, firms or other entities who are or have been customers of the Company within the one (1) year period immediately preceding termination of the Employee's employment hereunder.

(b) The Employee further covenants and agrees with the Company that he shall at all times during and after the term of this Agreement:

(i) keep secret all confidential matters of the Company and its agents, affiliates and subsidiaries which are not otherwise known or readily available to members of the public generally including, without limitation, the business plans and financial results, formulae and techniques for the preparation of the products or services, inventions, methods of distribution of the products or services, prices for products and services, customer and supplier lists and trade secrets, but excepting information of the kind disclosed in the ordinary course of business (all such confidential matters are referred to hereinafter as the "Confidential Matters") and not disclose the Confidential Matters to anyone outside of the Company except with the Company prior written consent or in the course of the Employee's performing his duties under this Agreement, or pursuant to the requirements of applicable law;

                                (ii)    not utilize the Confidential Matters for any purpose other than in the course of this Agreement; and

                                (iii)    deliver promptly to the Company on termination of this Agreement all memoranda, notes, records, reports and other documents (and all copies thereof) containing the Confidential Matters which the Employee may then possess or have under his control.

(c) The Employee acknowledges that the services to be rendered by him hereunder are of a special character and that it would be impossible to replace such services, and he acknowledges that he may obtain information about the confidential affairs of the Company, which Information would not be available to him other than as a high level employee and shareholder of the Company. By reason thereof, the Employee agrees that his performance of the covenants provided for in this Paragraph 6 shall be construed as an agreement independent of any other provision of this Agreement, and of this Agreement, the Company shall have the right to insure the life of the Employee for the Company's sole benefit, and to determine the amount of insurance and the type of policy. The Company shall be required to pay all premiums due on such policies. The Employee shall cooperate with the Company in taking out the insurance by submitting to physical examination, by supplying all information required by the insurance company and by executing all necessary documents. The Employee, however, shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

9. Return of Materials. It is agreed that all samples, product manuals, sales material, telephone and computer equipment and other assets of the company furnished to the Employee by the Company, including software, shall be and remain the company's sole and exclusive property. Written material shall not be copied or reproduced in any form, either in whole or in part, without the Company's prior express written consent. All such samples, manuals, material, telephone and computer equipment, software and other assets, including any copies thereof, shall be returned to the company promptly upon termination of the Employee's employment hereunder,

10.    Notices. Any offers, notices or acceptances required by this Agreement to he given shall be in writing and shall be sent by Federal Express or other similar overnight delivery service, by hand delivery, or by postage prepaid registered mail, return receipt requested, to the addressee at the address provided above in this Agreement, or if notice of a different address has been given, then to such different address. All such offers, notices or acceptances shall be deemed given when so sent or hand delivered. A copy of all such notices to the Company shall be similarly sent to general counsel for the Company, Messrs. Wormser, Kiely, Galef & Jacobs, 711 Third Avenue, New York, New York 10017, Attention: Robert F. Jacobs, Esq.

11.    Miscellaneous. (a) This Agreement contains the entire agreement of the parties and supersedes any prior agreement or understanding between the parties with respect to its subject matter. No provision of this Agreement may be amended, modified, terminated or revoked except by a writing signed by the party to be bound thereby.

        (b) No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

(c) This Agreement and all of the provisions thereof shall be binding upon and the benefits shall inure to the parties hereto and their representatives, successors and permitted assigns. The Employee may not assign his rights or delegate his duties hereunder without the express prior written consent of the Company.

                        (d)    This Agreement shall he governed by and construed in accordance with the laws of Maryland.

                       (e)    The invalidity or unenforceability of any portion of this Agreement shall not affect any of the remaining portions of this Agreement, all of which are declared to be severable.

                        (f)    The captions and headings contained in this Agreement are for convenience only and shall not be construed as part of this Agreement.

CNS STEM CELL TECHNOLOGY, INC.

By: /s/ Karl Johe

Karl K. Johe, Ph.D.

By: /s/ I. Richard Garr

I. Richard Garr

AMENDMENT TO EMPLOYMENT CONTRACT

The Employment Agreement between Neuralstem, Inc. (employer) and I. Richard Garr (employee) dated Jan 1, 1997, is hereby amended as follows:

TERM: The term of the contract is extended to run from November 1, 2005, for seven (7) years, to October 31, 20012.

BASE SALARY: Minimum of $240,000/annum

TERMINATION: The termination provisions are amended in any and all respects to reflect the following:

In the event that Employee's employment is terminated for any reason, by the Company, the Employee shall be entitled to a one time, immediate severance payment equal to the greater of, One Million dollars ($1,000,000) or the aggregate remaining compensation due to Employee under the term of the contract.

Additionally, any and all stock options granted to Employee shall be accelerated and vest immediately upon such termination.

It is the express intent of the parties that this provision applies whether the termination is for what would have been defined as "cause" or "without cause" under the old provisions of the Employment contract; and these are liquidated damages for termination.

These termination provisions shall also apply in the event of voluntary resignation of Employee if, and only if, such resignation follows a change in ownership or control of the Company and a material reassignment of Employee's duties and responsibilities.

AUTO EXPENSE: The auto expense provisions are amended in any and all respects to reflect the following:

His obligation of the Company to lease or purchase a car to provide for Employee is eliminated, as are all other obligations of the Company to pay for insurance and/or gasoline (other than gasoline costs submitted for reimbursement under usual and customary travel reimbursement procedures) or other costs contained in such provisions of the Employment Contract.

In replacement of these provisions, Employee shall receive a straight $500/month auto allowance, which will be reported as income to Employee by the Company.

BONUS AND STOCK OPTION PROVISIONS

The parties acknowledge that as of the date of this Amendment the Company has no working Compensation Committee on the Board, which contains an outside, independent Board Member. It is anticipated that before the end of the first year of the Amended Term of this Contract (November 1, 2005 through October 31, 2006) that the Board will contain at least one such outside, independent Member, and that the Company will then adopt a Bonus and additional Stock Option Plan for Executive Management of the Company with bonus and stock amounts, targets, goals and evaluation criteria for award to he consistent with that of other similarly situated Companies in the Biotech Field, and in particular with respect to other similarly situated Companies in the Stem Cell Field. Employee acknowledges that this provision does not in any way guarantee the he will be awarded any such bonus in any particular year of the contract,

                                                                                                  /s/ I. Richard Garr

                                                                                                   President & CEO

                                                                                                   For Neuralstem, Inc.

                                                                                                   October 3, 2005

                                                                                                   /s/ Karl Johe

                                                                                                  October 3, 2005